Exhibit 3.2

CERTIFICATE OF ELIMINATION OF SERIES A CONVERTIBLE REDEEMABLE
PREFERRED STOCK AND SERIES B CONVERTIBLE REDEEMABLE PREFERRED
STOCK

OF

CELSION CORPORATION

Pursuant to Section 151(g)

of the General Corporation Law

of the State of Delaware

Celsion Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and authority granted in the Certificate of Incorporation of the Company, as theretofore amended, the Board of Directors of the Company, by resolution duly adopted, authorized the issuance of a series of 50,000 shares of Series A Convertible Redeemable Preferred Stock, par value $0.01 per share, of the Company (the “Series A Preferred Stock”) and a series of fifty thousand (50,000) shares of Series B Convertible Redeemable Preferred Stock, par value $0.01 per share, of the Company (the “Series B Preferred Stock” and together with the Series A Preferred Stock, the “Preferred Stock”), and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on January 11, 2022, filed respective Certificates of Designation with respect to such Preferred Stock in the office of the Secretary of State of the State of Delaware.

2. That no shares of said Preferred Stock are outstanding and no shares thereof will be issued subject to said Certificates of Designation.

3. That the Board of Directors of the Company has adopted the following resolutions:

WHEREAS, by resolution of the Board of Directors of the Company and by the respective Certificates of Designation (each, a “Certificate of Designation”) filed in the office of the Secretary of State of the State of Delaware on January 11, 2022, the Company authorized the issuance of a series of fifty thousand (50,000) shares of Series A Convertible Redeemable Preferred Stock, par value $0.01 per share, of the Company (the “Series A Preferred Stock”) and a series of fifty thousand (50,000) shares of Series B Convertible Redeemable Preferred Stock, par value $0.01 per share, of the Company (the “Series B Preferred Stock” and together with the Series A Preferred Stock, the “Preferred Stock”), and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof; and

WHEREAS, all 100,000 shares of such Preferred Stock were issued by the Company in January 2022 and all such shares have been reacquired by the Company as of the date hereof;

NOW, THEREFORE, BE IT RESOLVED, that none of the authorized shares of Preferred Stock are outstanding, and none will be issued subject to the respective Certificates of Designation;

RESOLVED FURTHER, that the Authorized Officers be, and each of them hereby is, authorized and directed in the name and on behalf of the Company to file a Certificate of Elimination with the Secretary of State of the State of Delaware pursuant to Section 151(g) of the DGCL, setting forth a copy of these resolutions;

RESOLVED FURTHER, that when the Certificate of Elimination setting forth these resolutions becomes effective, it shall have the effect of eliminating from the Certificate of Incorporation all matters set forth in the Certificates of Designation with respect to the Series A Preferred Stock and Series B Preferred Stock and all of the shares that were designated as Series A Preferred Stock or Series B Preferred Stock shall be returned to the status of authorized but unissued shares of preferred stock of the Company, without designation as to series;

RESOLVED FURTHER, that the Authorized Officers, and each such Authorized Officer, acting alone and requiring no other signature by any of the other Authorized Officers, be, and hereby is, authorized, empowered and directed to exercise all the powers and responsibilities of the Authorized Officers as set forth in these resolutions; and

RESOLVED FURTHER, that the Authorized Officers be, and each of them individually hereby is, authorized and directed in the name and on behalf of the Company to take all other actions and to execute and deliver such other documents, in addition to those set forth in the foregoing resolutions, as they may deem necessary or advisable in order to effect the purposes of the foregoing resolutions, and that all such actions heretofore so taken be, and they hereby are, in all respects ratified, confirmed and approved.

4. That, accordingly, all matters set forth in the Certificates of Designation with respect to the Preferred Stock be, and hereby are, eliminated from the Certificate of Incorporation, as heretofore amended, of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, Celsion Corporation has caused this Certificate to be executed by its duly authorized officer this 16th day of September, 2022.

CELSION CORPORATION

By:	/s/ Corinne LeGoff
Name:	Corinne Le Goff
Title:	President & CEO